Exhibit 99.1

TRUE RELIGION APPAREL, INC.

TODAY NAMES

MIKE EGECK AS PRESIDENT

VERNON, California – May 13, 2010 – True Religion Apparel, Inc. (NASDAQ: TRLG) today announced that the Board of Directors has named Michael Egeck to serve as the Company’s President. Mr. Egeck was most recently President of VF Corporation’s Contemporary Brand Coalition and Chief Executive Officer of Seven For All Mankind. Concurrent with VF’s acquisition of Seven For All Mankind, Mr. Egeck was given responsibility for establishing and leading the new multi-brand VF coalition consisting of the following brands: lucy Activewear, Splendid, Ella Moss, and John Varvatos, in addition to Seven For All Mankind.

Mr. Egeck’s tenure with VF Corp. began in 2000 as President of The North Face brand. In 2004, he was promoted to lead and build VF’s Outdoor/America multi-brand outdoor portfolio consisting of the following brands: The North Face, JanSport, Eastpak, Vans, Napapijri, and Reef.

Mr. Egeck began his career with Unionbay Sportswear and was hired shortly after the Company’s inception to build operational infrastructure, which resulted in increased inventory turns, improved gross margins, and reduced product time to market. In 1992, he launched the Sportswear division of Columbia Sportswear where he was responsible for top line growth and bottom line profitability of the division during his eight years with the Company. He received his BA in Economics and MBA from the University of Washington.

Jeffrey Lubell, Chairman, Chief Executive Officer and Chief Merchant of True Religion Apparel, Inc. stated, “True Religion is developing into a global lifestyle brand with multiple growth platforms, including retail stores, wholesale distribution, licensing and international business through subsidiaries, joint ventures, and franchises. Mike Egeck has experience and proven success growing a number of premium, global brands over his career, and he will certainly elevate our ability to expand our businesses.

Mr. Egeck will take up his new duties on June 4, 2010. He succeeds Michael Buckley, who has been President since April 2006. Mr. Buckley will be leaving the Company to pursue other interests. Michael Buckley stated, “I’m proud to have helped lead the Company from a wholesale driven jeans business to primarily a retail business, taking the Company from one retail store in the United States to over eighty retail stores globally. The Company also developed a significant licensing business and expanded into multiple sportswear product categories. During my tenure, the Company’s sales tripled and we more than doubled earnings per share during the worst economic downturn since the Great Depression. The Company built a “control your own destiny”, diversified business model and recruited a first class management team.”

Jeffrey Lubell stated “I want to thank Michael Buckley for his four years of service to this company, during which we grew our sales from $103 million in 2005 to $311 million in 2009. We wish Michael the best of luck in his future endeavors.”

About True Religion Apparel, Inc.

True Religion Apparel, Inc. is a growing, design-based jeans and jean-related sportswear brand. The company designs, manufactures and markets True Religion Apparel products, including its premium True Religion Brand Jeans. Its expanding product line, which includes high-quality, distinctive styling and fit in denim, sportswear, and licensed products, may be found in contemporary department stores and boutiques in 50 countries around the world, including the United States, Canada, Germany, United Kingdom, Japan, Korea, France, Spain, Sweden, Greece, Italy, Mexico, Australia, South Africa and China. For more information, please visit www.truereligionbrandjeans.com.

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including uncertainties as to the nature of the apparel industry, including changing customer demand and tastes, seasonality, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management and general economic conditions. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:	True Religion Apparel, Inc.
Pete Collins, Chief Financial Officer
(323) 266-3072

Investor Relations
Joseph Teklits/Jean Fontana
ICR, Inc.
(203) 682-8200